Event ID: 1386507
Culture: en-US
Event Name: Q2 2007 Tegal Corporation Earnings Conference Call
Event Date: 2006-11-14T18:00:00 UTC

P: Operator;;
C: Christine Hergenrother;Tegal Corporation;CFO, PAO, VP, Sec. and Treasurer
C: Thomas Mika;Tegal Corporation;Chairman, President and CEO
P: Steve Sullivan;Horizon Financial Group;Analyst

+++ presentation
Operator: Good day, ladies and gentlemen. Welcome to the Q2 2007 Tegal Corporation earnings conference call. [OPERATOR INSTRUCTIONS] I would now like the turn the call over to Ms. Christine Hergenrother, Tegal's Chief Financial Officer. Please proceed, ma'am.

Christine Hergenrother: Thank you and good morning. Welcome to Tegal's investor conference call for the second quarter of fiscal 2007, which ended September 30, 2006. Before I review the financial results for the quarter and the year, I have two housekeeping items. The first, is a reminder that a digital recording of this conference call will be made available one hour after the completion of the call, and it will be available through Midnight on Monday, November 20, 2006. To access, investors should dial 888-286-8010 or 617-801-688 and enter passcode 20906350. An online replay of the call, along with a copy of the Company's earnings release, will be available on the Company's Website as well.

The second housekeeping item is a reminder about the important Safe Harbor statement that should be taken into consideration when listening to comments that will be made on this call. Except for historical information, matters discussed on this call are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including but not limited to industry conditions, economic conditions, acceptance of new technology, the growth of target markets, as well as other risks.

Actual operations and financial results may differ materially from Tegal's expectations as a result of these factors or unanticipated events. Specifically, we refer to you the risks and uncertainties as set forth in the Company's periodic filings with the Securities & Exchange Commission. Following my review of the financial performance for the quarter, I will introduce Tom Mika, Chairman, President and Chief Executive Officer of Tegal, who will have some additional comments. After that we will entertain questions from the dial-in audience.

Revenues for the fiscal second quarter were $5.1 million, a decrease of 20% from the $6.4 million reported in the same period last year and a decrease of 22% sequentially from the $6.6 million recorded the first fiscal quarter of this -- first quarter of this fiscal year. Our reported net loss for the second quarter is $3.3 million or $0.47 per share, compared to a net loss of $2.7 million or $0.51 per share in the comparable quarter one year ago. Sequentially, Tegal's reported net loss increased from last quarter's $1.8 million or $0.26 per share.

All of the per share numbers reflect a one-for-twelve reverse split in Tegal's common stock, which became effective on July 25, 2006. Gross profits for the second quarter improved to 47% compared to 38% in the comparable quarter one year ago and in the first quarter of this fiscal year. The improvement in gross profits was attributable to both a favorable product mix compared to the prior quarters, as well as a reduction in our manufacturing overhead rates resulting from the downsizing of our leased space in Petaluma. Overall, operating expenses for the second quarter were $5.5 million, an increase of about $100,000 over the same quarter last year and an increase of $1.2 million compared to last quarter.

The resulting operating loss for the second quarter was $3.1 million, compared to a loss of $2.9 million for the same quarter one year ago and $1.8 million in the first quarter of this year. Included in operating loss were non-cash charges of approximately $500,000, which included $200,000 of FAS 123R expense for options vesting during the quarter. The remaining non-cash expenses of $300,000 were for depreciation, amortization and warrants. Again in the second quarter, the large majority of our increase in operating expense compared to the same quarter last year and last quarter came from an increase in G&A expense, which increased by over $1.2 million compared to last quarter.

G&A expense at $3.5 million was about even with one year ago, but that quarter also included significant non-cash expenses for restricted stock awards and the first cash installment of the lease termination fee. This quarter's operating expenses included the second and final installment for lease termination and some one-time move related costs totaling $650,000, along with litigation related expenses of $1.6 million. The total of these one-time expenses was approximately $2.3 million. Without these and the non-cash expenses of $500,000, the Company would have had a cash loss of about $300,000 for the quarter. Going forward, we expect G&A expense to stabilize by Q4 to a range of $1.5 to $2 million per quarter.

Sales and marketing expense at just under $1 million increased compared to the same quarter last year by about $200,000, due principally to a reclassification of some service overhead expenses. We expect sales and marketing expenses to remain at about $1 to $1.2 million per quarter going forward, depending on sales commissions paid. Overall, R&D spending was down about $150,000 from the same quarter last year, coming in at just over $1 million for the quarter. Again, we expect that R&D spending will remain at about $1 to $1.2 million per quarter going forward.

There were only two significant changes in the balance sheets accounts since the end of last fiscal year. Cash at the end of the second quarter was $10.5 million, a decrease of $2.1 million from the end of the first quarter and $3.3 million from the end of last fiscal year. Property and equipment net decreased by about $800,000, as a result of the sale of one of our demo systems. The Company's book-to-bill ratio was less than 1 during the quarter. However, subsequent to the end of the quarter, the Company received one purchase order for an advanced deposition system, which was recently announced and letters of intent for another two advanced systems, one Etch and one PVD.

Officially, our backlog today stands at $4.4 million. Including letters of intent for which we expect to receive purchase orders shortly, the backlog would be $7.8 million. Total shares outstanding as of September 30, 2006, were 7,055,623, taking into account the one-for-twelve reverse split, which became effective July 25. I would now like the introduce Thomas Mika our Chairman, President and Chief Executive Officer.

Thomas Mika: Thanks, Christine. Before we get into the lawsuit, I would like to review our performance for this quarter. We have made substantial progress on our turnaround. The trend over the past several quarters has shown increasing revenues compared to one or two years ago. However, our quarterly performance continues to be affected by the timing of single advanced system orders. This is evident in the backlog numbers that Christine mentioned earlier. The slip of just one order outside the quarter impacts both revenues and operating profits.

Despite this lumpiness in our business, we have made significant efforts and substantial progress on improving our gross margins and lowering our overall break even point. In addition, we continue to expand our sales channels and addressable markets to continue growing and also to diversify our revenue stream, which should also lead to more consistent results. While we do not typically give guidance on future quarters, I think you can tell by the timing of the recent purchase orders and letters of intent and keeping in mind our normal build schedule; that we are likely to have a good sales quarter in our fiscal fourth quarter but sales in the current December quarter are likely to be somewhat softer than in September.

The September quarter included shipments to several key customers. Including: i) an advanced Etch system for the development and manufacturing of MRAM devices to Crocus Technologies of Grenoble, France. Crocus is a well funded start-up with very promising technology for commercializing next generation nonvolatile memory devices. ii) We shipped several 901 Etch tools to two customers in Japan and one in Europe for MEMS and wireless device fabrication. And, iii) we shipped another 981ACS Etch tool to a leading U.S.-based wireless components supplier undergoing a significant capacity expansion.

Two more points about revenues. One, I think that our announcement of a distributor agreement with Noah Corporation in Japan is a very significant move to improve our sales coverage in a market that has several customers that are an excellent fit with Tegal's capabilities. Japan has a number of companies that direct their device development towards consumer products, wireless and MEMS. Areas that rely on advanced 200mm Etch and deposition technologies, all areas, which are increasingly likely on adopt new materials. I believe that we should begin to see sales growth over the next several quarters in Japan, as a result of this agreement and partnership with Noah.

Second point about revenues. As I emphasized in past conference calls, our process development teams are working in some very promising areas that have multiple system sales potential. Including thin film heads, compound semiconductors, the replacement of wet cleaning processes with dry cleaning processes, which are important to many companies around the world now, and power device manufacturers using ultra thin wafers. I expect these efforts to yield sales, as we bridge to our new Compact Etch and Compact NLD products during the next calendar year. All of this gives me confidence that our sales trend is up despite quarterly fluctuations.

We enjoyed a significant improvement in our gross margins in the quarter to 47%, which is beyond our target of 40+%. This improvement is due about equally to product mix and the lowering of our overhead rates resulting from a reduction of floor space in our Petaluma facility. As a result of the various moves that we have made both in Petaluma and San Jose, we were able to slash our overhead burden in half. This is very significant, both to our bottom line, as well as to the competitiveness of our products in some very price sensitive segments.

However, I still have to add a word of caution about gross margins related mainly to the second quarter's high level. We expect a contraction in Q3 related to the shipment of the last of four new tools to ST Micro to Singapore that carry relatively lower margins. However, by the fourth quarter, our margins should rebound to our target level.

Christine also mentioned that without the significant litigation move related in non-cash expenses related to FAS 123R, our cash burn would have been about $300,000 this quarter. The litigation expenses will repeat in the current quarter, though we hope somewhat lower than in September quarter. And FAS 123R expenses will increase. Fortunately, as a result of the settlement of the litigation, we can expect a drastic reduction in our legal fees following the December quarter.

Now, let me close with a few comments on the settlement we announced yesterday. I am very pleased with the final result. The litigation process has been ongoing for three years. And at least twice during this time it seemed that we could no longer afford to continue the case. But we did, largely as a result of our lead attorney's willingness to share in the risk of a positive outcome and the courage of our Board of Directors to persevere in the defense of our technology.

While I believe that we had a strong case, I have always maintained that this is a complex process, including especially a jury trial, which was completely unpredictable in terms of a positive outcome. By settling the case now, we were able to avoid the additional cost of the trial itself, the possibility of an unfavorable verdict, the lengthy appeals should the jury have rendered a positive verdict, and the cost of defending of cross complaints. The $13 million, net of fees and certain litigation related expenses, more than doubles our current cash and puts us on par with the rest of the semiconductor capital equipment industry, with cash balances roughly equal to one year's sales.

While this is not a windfall for Tegal, it does represent a major capital raise without the corresponding dilution. We don't yet know the value of the assets that will be transferred to us as a result of the settlement. We believe that most of the sales of aluminum nitride deposition tools sold by AMS were without competition.

So, in our own efforts to break into the FBAR market, we did not have much visibility into the size of the market and the companies participating. However, those customers who have purchased tools from AMS will have to come to Sputtered Films for service and additional tools. And we intend to capitalize on this and make AMS' customers our own. We have eliminated a major competitor and believe me, AMS did not willingly give up its assets to us.

The additional capital comes at exactly the right time for Tegal. We have made a significant investments in restructuring the Company to reduce and eliminate our cash losses and many of these investments are now behind us. They include: First, the consolidation of operations, restructuring leases, a move and opening a new location in San Jose. This effort cost us about $2 million but it will save us net about $1 to $1.5 million a year. Second, the closing of our Taiwan branch and by the end of Q4, the closing of our Japan branch office, this will save us between $1.5 and $2 million a year. Finally, just ending the litigation, which just in the past two quarters has cost us over $2.2 million.

The restructuring has had the additional benefit of allowing to us price our tools more competitively and we are already seeing the result. In those areas where we do have competition, it tends to be pretty weak. And, I believe that we can begin to take market share from Aviza, formally Trikon, and Unaxis.

At the same time, we have continued our new product development. We're in the final stage with the Compact Etch platform and our nanolayer deposition product. We expect to be into beta sites with both tools within the next few months. The Compact Etch system is being readied for a new application in the thin film head market. And the initial application for NLD is for the deposition of Ti-Nitride films in the high brightness LED market. Both of these are pretty exciting growth markets.

So to recap, we can now put aside all of the expense and distraction associated with the move and with this massive litigation. We can now focus all of our attention on winning in new materials, opening up new applications for our existing tools and bringing some exciting new products to market. And we expect to do all of this profitably. I will now turn the call over to our listeners for any questions that you may have.

+++ q-and-a
Operator: [OPERATOR INSTRUCTIONS] There are no questions in queue at this time.

Thomas Mika: Operator, let's leave a couple of minutes still to see if anybody has a question. I am very surprised that there are no questions.

Operator: And your first question comes from the line of Steve Sullivan with Horizon Financial Group. Please proceed.

Steve Sullivan: Tom.

Thomas Mike: Hello, Steve. How are you doing?

Steve Sullivan: I was trying to keep up with you. The legal expenses were how much in the last twelve months?

Thomas Mike: Just in the last -- well, let me give you a slightly different number. Because I have them differently. If you go back through the past couple of years, they cost us through the September quarter over $4 million, between $4 and $5 million.

Steve Sullivan: Okay.

Thomas Mika: Just in the last two quarters, we've spent over $2.2 million. So as we got closer to trial, the cost started going up exponentially.

Steve Sullivan: And the closure of Japan and Korea were saving how much?

Thomas Mika: Japan and Taiwan save us about $1.5 million to $2 million a year.

Steve Sullivan: Okay. Great. Congratulations on a hard fought battle.

Operator: Thank you very much. [OPERATOR INSTRUCTIONS]

Thomas Mika: Well, Operator, I would just like to thank our listeners for participating in the call today and look forward to talking with some of you by telephone. Thank you very much.

Operator: Thank you for your attendance in today's conference. This concludes the presentation. You may now disconnect. Good day.